Exhibit 99.1

Avnet, Inc. Appoints James A. Lawrence to its Board of Directors

Phoenix, Ariz., May 17, 2011 – Avnet, Inc. (NYSE:AVT) announced today that James A. Lawrence, chief executive officer of Rothschild North America and co-head of global investment banking, has been appointed to the company’s board of directors effective May 12, 2011. Mr. Lawrence previously served on Avnet’s board from 1998 to 2008 and resigned due to a change in employment that required his relocation to Europe. Mr. Lawrence’s reappointment brings the total number of Avnet directors to 11, nine of whom are independent outside directors. He will serve on both the compensation and finance committees.

“We are very pleased to have Jim rejoin our board of directors. With his prior experience serving on Avnet’s board and his breadth of global business experience, including roles in strategy development and finance, we expect Jim’s insights to provide valuable perspective as we continue to expand our global presence and generate increased shareholder value,” said Roy Vallee, chairman and chief executive officer.

Since June 2010, Mr. Lawrence has served as chief executive officer of Rothschild North America and as co-head of global investment banking. Rothschild provides financial advisory and asset management services across the Americas from offices in New York, Washington, D.C., Toronto, Montreal and Calgary. Prior to joining Rothschild, Mr. Lawrence served as chief financial officer of Unilever and as an executive director on the boards of Unilever NV and Unilever PLC. Before that, he served as vice chairman and chief financial officer of General Mills and was also responsible for the company’s international business. Mr. Lawrence also held positions as executive vice president of Northwest Airlines and president and chief executive officer of Pepsi-Cola Asia, Middle East and Africa. He was co-founder and chairman of The LEK Partnership, a corporate strategy and merger/acquisition consulting firm headquartered in London, and a partner of Bain and Company overseeing business in London and Munich. Mr. Lawrence also serves as a non-executive director on the board of International Airlines Group, which is the holding company for British Airways and Iberia.

About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 3, 2010, Avnet generated revenue of $19.16 billion. For more information, visit www.avnet.com. (AVT—IR)

Investor Relations contact:

Vincent Keenan, 1 480-643-7053
Vice President, Investor Relations
Vincent.keenan@avnet.com